Exhibit 5.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The balance sheets as of December 31, 2022 and 2021, and the statements of operations, stockholders’ equity and cash flows for the years then ended, of Soafee Inc. (the “financial statements”), included in the form 10 for the fiscal years ended December 31, 2022 and 2021, have been audited by Gries & Associates, LLC, independent auditors registered with the PCAOB, as stated in our report appearing herein.

Denver, Colorado
PCAOB Firm #6778
February 9, 2024

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246
(O)720-464-2875 (M)773-255-5631 (F)720-222-5846